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AVERY DENNISON CORPORATION

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Aligning Pay With Performance Avery Dennison's Advisory Vote on Executive Compensation April 2014

Executive Summary Strong Business Performance Transformational Change and New Strategic Focus Recent Positive Executive Compensation Changes Target-Setting Process Results in Challenging, Rigorous Targets In both 2012 and 2013, the years following the implementation of our transformation plan, our total shareholder return (TSR) outperformed the S&P 500 index and the S&P 500 Industrials and Materials subsets The Compensation Committee made positive changes that reflect both stockholder feedback and changes that better align management incentives with the evolved strategy of the company Our 2013 financial targets reflect our major business transformation and were set consistent with the aggressive long-term (four-year) targets we communicated in May 2012 Ongoing Commitment to Governance Best Practices We have adopted strong corporate governance best practices and our Board is comprised of highly qualified independent directors Our Board and management team have overseen a fundamental transformation of our Company and we have successfully executed an aggressive strategy to address the underperformance we experienced in previous years 2 In-Season Shareholder Engagement April 2014

Transformational Changes and Overview of Our Business Key Components of Our Transformation Sold our Office and Consumer Products (OCP) and Designed and Engineered Solutions (DES) businesses - OCP represented 13% of 2010 revenues and was a major factor in underperformance through 2011 Initiated a major restructuring program that delivered more than $100 million in annualized savings by mid-2013 Accelerated the rate of organic sales growth in all our businesses Pressure-Sensitive Materials Label and Packaging Materials enhance shelf appeal of food, beverages, health / beauty products Graphics and Reflective Solutions make our surroundings safer and easier to understand Performance Tapes that cater to specific industry demands and end-user applications Vancive Medical Technologies develops new technology in partnership with healthcare market leaders around the world Retail branding and information solutions are used by apparel makers and retailers around the world Radiofrequency Identification helps accelerate inventory process speeds, prevent losses and improve efficiencies throughout the stages of our customers' supply chains Retail Branding & Information Solutions Other Specialty Converting Businesses Our Businesses 3 In-Season Shareholder Engagement April 201

Key Company Events and Transformation Milestones 4 In-Season Shareholder Engagement April 2014

Delivering Positive Results

Our new strategy has delivered strong performance and the market has responded very positively

- Very strong financial performance in the last 2 years
  - Strong organic sales growth
  - Meaningful operating margin expansion
  - Significant EPS growth
- Our balance sheet remains healthy and we continue to return cash to stockholders
  - $396M of dividends and share repurchases in 2013
  - Our Board is considering a dividend increase in April and will declare the amount of the dividend at the annual meeting
- Our share price and TSR reflect our strong performance and capital allocation strategy
  - Generated 36.4% compound annual growth in TSR over 2012 and 2013
  - We outperformed the S&P 500® and Industrials and Materials subsets in both 2012 and 2013

Key Financial Performance Metrics (From Continuing Operations)

	2011	2012	2013
Organic Sales Growth	1.6%	3.8%	4.8%
Adj. Operating Margin	5.7%	6.5%	7.5%
Adj. EPS Growth	(27.2)%*	22.5%	36.7%

Total Shareholder Return

	2011	2012	2013
AVY	(30.2)%	26.2%	47.5%
S&P 500	2.1%	16.0%	32.4%
S&P Industrials & Materials (median)	(3.8)%	17.3%	38.0%

*Adjusted EPS for 2010 was not restated to reflect the classification of the Designed and Engineered Solutions (DES) business as discontinued operations. As a result, the adjusted EPS growth rate for 2011 includes DES.

5 | In-Season Shareholder Engagement | April 2014

Inspired Brands. Intelligent World.

CEO Compensation Structure is Linked to Company Performance Pay Element Pay Philosophy Base Salary Varied based on experience, skill level, and individual contributions Annual Incentive Awards Targets the median Directly related to the achievement of company and individual performance goals Components Financial Performance EPS, Sales Growth, Free Cash Flow (Via Financial Modifier) Cash – 100% Long-Term Equity Based Incentive Awards Values target the median Equal weighting of performance units (PUs) and market-leveraged stock units (MSUs) PUs – 50% MSUs – 50% Performance Link Cash – 100% Absolute TSR 3-Year Cumulative EVA N/A 3-Year Relative TSR Individual Performance Pre-Set Measurable Strategic Goals (Via Individual Modifier) Total CEO Direct Compensation is Targeted at the Median 6 In-Season Shareholder Engagement April 2014

Demonstrated CEO Pay and Performance Alignment History of Strong CEO Pay and TSR Alignment Fiscal 2013: CEO Total Direct Compensation Strong Performance & Conservative Pay Practices In both 2012 and 2013, our total shareholder return (TSR) outperformed the S&P 500 index and the S&P 500 Industrials and Materials subsets 85% of CEO compensation mix was performance based 2013 TSR increased 47+% Excl. impact of pension adjustment, 2013 CEO pay increased ~6% 7 In-Season Shareholder Engagement April 2014

Track Record of Positive Changes Changes Made Impact Introduced market-leveraged stock units (MSUs) Replaced stock options and time-based RSUs Increased the performance-based linkage and tie to TSR Reduced our burn rate and dilution Reintroduced EVA as a second performance metric for PUs Incents value-creating growth Refocused incentives on business unit performance for business unit NEOs Business unit NEOs will be primarily measured against the results of their business units and secondarily against the results of the company Drives greater accountability for business unit performance Transitioned to cash-based long-term incentive units for lower-level management Decreases share usage and dilutive impact All executive officers, including NEOs, continue to receive awards in the form of equity Capped NEO annual incentive opportunity at 200% Consistent with historical practice for our CEO We continually make changes to our compensation program to ensure alignment with our strategy and reflect feedback from stockholders 8 In-Season Shareholder Engagement April 2014

2013 CEO Target Setting Practices

Our 2013 financial targets reflected our major business transformation and were set consistent with the aggressive long-term (four-year) targets we communicated in May 2012

AIP Financial Modifier Targets

- **Adj. EPS**. 60% weight. Incents profitable growth. 2013 target was set above prior year actual EPS achievement
- **Sales growth**. 20% weight. Incents top-line growth. 2013 targets were set above the midpoint of the range communicated to investors in January 2013
- **Free Cash Flow**. 20% weight. Incents long-term goal of returning cash to stockholders. 2013 target was set higher than 2012 actual FCF, after accounting for anticipated investments. We expect volatility in this target based on our likely investment requirements each year

AIP Individual Performance Modifier Targets

- Deliver RBIS sales and cost savings plan. 30% weight
- Achieve $100M in annualized savings from restructuring program. 20% weight
- Execute innovation strategy of our Pressure-sensitive Materials (PSM) businesses to deliver PSM organic sales growth of at least 3.5%. 15% weight
- Execute milestones for implementation of new financial system and outsourcing of administrative financial services. 15% weight
- Achieve 15 strategic milestones for Vancive medical business. 5% weight
- Execute sale of OCP and DES businesses. 15% weight
  - ✓ *Each strategic goal was achieved or exceeded*

TSR Metrics in PUs/MSUs

- In early 2013, when targets were set, we were in the midst of our restructuring, facing uncertain economic conditions and still facing uncertainty about the sale of OCP and DES businesses
- To date, TSR performance targets have proven robust
  - PUs granted for 2009-2011 and 2011-2013 were both cancelled because threshold levels were not achieved
  - In 2013 we achieved TSR of ~42% and MSUs were awarded at ~142% of target

9 | In-Season Shareholder Engagement | April 2014
AVERY DENNISON Inspired Brands. Intelligent World.

Market-Leveraged Stock Units (MSUs) MSUs replaced options and RSUs in the 2013 LTI plan to create a stronger link to performance Vesting Schedule for 2013 MSU Grant Rationale For Transition to MSUs: Replace options and RSUs with an incentive award explicitly linked to shareholder value creation Reduce the burn rate and stockholder dilution created by options and time based stock awards Provide immediate retention benefits while incenting long-term value creation 10 In-Season Shareholder Engagement April 2014

Best Practices in Compensation Governance 85% of CEO compensation is performance-based (73% for other NEOs) Pay performance is aligned with and responsive to company performance Meaningful share ownership requirements (5x salary for CEO) Double-trigger change in control Clawback policy Strong anti-hedging and pledging policies 100% independent Compensation Committee Retention of an independent compensation consultant Our practices continue to evolve based on input we receive from shareholders 11 In-Season Shareholder Engagement April 2014

Highly Qualified Independent Board New directors bring fresh ideas to the boardroom 3 independent directors added in the last 3 years Longer tenured directors have years of experience and institutional knowledge Average Tenure = 7.75 Years Director Tenure Diversity of Skills and Experience Deep and Relevant Industry Experience Food and Beverage Segments Consumer Packaged Goods Healthcare Executive / Management Experience Senior Management roles at Public Companies Investment Banking: Capital Structure, Strategic Planning, Financing, Recapitalization, Acquisitions and Divestitures Strategic, Operational, Research and Development and Marketing Brand Positioning Financial and Risk Management Expertise Experience Advising Several Audit Committees of Large Multinational Corporations Financial Reporting Accounting / Tax / Insurance Experience 12 In-Season Shareholder Engagement April 2014

Sound Corporate Governance Practices Annually elected directors All directors are independent (except our Chairman / CEO) Strong Lead Independent Director role Compensation Committee and/or our Board reviews succession planning at least annually Majority voting in director elections Majority vote standard to amend charter / bylaws and approve mergers No Poison Pill Deep and ongoing dialogue with shareholders 1 2 3 4 5 7 8 6 13 In-Season Shareholder Engagement April 2014

Organic Sales Reconciliation

($ in millions)	2011	2012	2013
Net sales from continuing operations	$5,844.9	$5,863.5	$6,140.0
Organic sales change [(1)]	1.6%	3.8%	4.8%
Foreign currency translation	2.5%	-3.4%	0.1%
Reported sales change*	4.1%	0.3%	4.7%

*Totals may not sum due to rounding and other factors.

[(1)] Organic sales change refers to the increase or decrease in sales excluding the estimated impact of currency translation, product line exits, acquisitions and divestitures, and, where applicable, the extra week in the fiscal year. The estimated impact of currency translation is calculated on a constant currency basis, with prior period results translated at current period average exchange rates to exclude the effect of currency fluctuations.

14 | In-Season Shareholder Engagement | April 2014

AVERY DENNISON Inspired Brands. Intelligent World.™

Operating Margin Reconciliation ($ in millions) 2011 2012 2013 Net sales from continuing operations $5,844.9 $5,863.5 $6,140.0 Operating income from continuing operations before interest and taxes, as reported $284.3 $310.5 $422.1 Operating margin, as reported 4.9% 5.3% 6.9% Non-GAAP Adjustments: Restructuring costs: Severance and related costs $35.0 $49.3 $27.2 Asset impairment, lease and other contract cancellation charges $8.9 $6.5 $13.1 Other items $7.7 $13.0 ($3.7) Adjusted operating income from continuing operations before interest and taxes (non-GAAP) $335.9 $379.3 $458.7 Adjusted operating margin (non-GAAP) (1) 5.7% 6.5% 7.5% (1) Adjusted operating margin refers to earnings before interest expense and taxes, excluding restructuring costs and other items, as a percentage of sales. 15 In-Season Shareholder Engagement April 2014

EPS Reconciliation 1-Yr 1-Yr ($ in millions) 2011 2012 Growth 2013 Growth As reported net income per common share from continuing operations, assuming dilution $1.33 $1.52 $2.44 Non-GAAP adjustments per common share, net of tax: Restructuring costs and other items $0.27 $0.44 $0.24 Adjusted non-GAAP net income per common share from continuing operations, assuming dilution (1) $1.60 $1.96 22.5% $2.68 36.7% ($ in millions) 2010 (2) 2011 (2) 1-Yr Growth (2) As reported net income per common share from continuing operations including DES, assuming dilution $2.27 $1.45 Non-GAAP adjustments per common share, net of tax: Restructuring costs and other items $0.12 $0.29 Adjusted non-GAAP net income per common share from continuing operations including DES, assuming dilution (1) $2.39 $1.74 -27.2% (1) Adjusted non-GAAP net income per common shares refers to as reported net income per common share, assuming dilution, adjusted for the tax-effected restructuring costs and other items. (2) Net income per common share for 2010 was not restated to reflect the classification of the DES business as discontinued operations. As a result, net income per common share growth rate for 2011 includes DES. 16 In-Season Shareholder Engagement April 2014